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            Resolutions adopted at Meeting of Board of Directors
                                    of
             Sun Life Insurance and Annuity Company of New York
                           held on December 3, 1984


RESOLVED, that the officers of the corporation be and hereby are authorized to take whatever action is necessary or desirable to establish and maintain one or more separate accounts to be used in connection with certain variable contracts to be issued by the corporation, and to comply with all federal and state insurance, securities or other laws and regulations or requirements relating thereto.

FURTHER RESOLVED, that such separate accounts be registered as unit investment trusts under the Investment Company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable.

FURTHER RESOLVED, that there be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, registration statements and any amendments thereto, relating to variable contracts which are to be registered pursuant to that Act.

FURTHER RESOLVED, that the officers of the corporation be and they hereby are authorized to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions and as may be appropriate to enable the corporation to transact the business of issuing and selling variable contracts participating in these registered separate accounts.